UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2023

XYLEM INC.
(Exact name of registrant as specified in its charter)

Indiana	001-35229	45-2080495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Water Street SE		20003
Washington	DC
(Address of principal executive offices)		(Zip Code)
(202) 869-9150
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange of which registered
Common Stock, par value $0.01 per share	XYL	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.¨

Item 1.01	Entry into a Material Definitive Agreement
On March 1, 2023, Xylem Inc. (the “Company”), as borrower, entered into a Five-Year Revolving Credit Facility Agreement (the “2023 Credit Agreement”), a senior unsecured revolving credit facility, in an aggregate principal amount of up to $1,000,000,000 (available in U.S. dollars and in Euros), with a syndicate of lenders arranged by Citibank, N.A., BNP Paribas Securities Corp., ING Bank N.V., Dublin Branch, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, as Lead Arrangers and Joint Bookrunners, and with Citibank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A, as Syndication Agent, ING Capital LLC, as Sustainability Structuring Agent, and BNP Paribas and Wells Fargo Bank, National Association, as Documentation Agents. The 2023 Credit Agreement provides for increases of up to $300,000,000 for a maximum aggregate principal amount of $1,300,000,000 at the request of the Company and with the consent of the institutions providing such increased commitments. The facility made available by the 2023 Credit Agreement will be used for working capital and other general corporate purposes.

Interest on all loans under the 2023 Credit Agreement is payable either quarterly or at the expiration of any Term SOFR or EURIBOR interest period applicable thereto. Borrowings accrue interest at a rate equal to, at the Company’s election, a base rate or an Adjusted Term SOFR or EURIBOR rate plus an applicable margin. The 2023 Credit Agreement includes a pricing grid that determines the applicable margin based on the Company’s credit rating, with a further adjustment depending on the Company’s annual Sustainability Spread Adjustment. The Company will also pay quarterly fees to each lender for such lender’s commitment to lend accruing on such commitment at a rate based on the credit rating of the Company, whether such commitment is used or unused, as well as a quarterly letter of credit fee accruing on the letter of credit exposure of such lender during the preceding quarter at a rate based on the credit rating of the Company (as adjusted for the Sustainability Fee Adjustment).

The 2023 Credit Agreement requires the Company to maintain a consolidated total debt to consolidated EBITDA ratio, which will be based on the last four fiscal quarters.

The 2023 Credit Agreement also contains a number of customary covenants, including limitations on the incurrence of secured debt and debt of subsidiaries, liens, sale and lease-back transactions, mergers, consolidations, liquidations, dissolutions and sales of assets. The 2023 Credit Agreement also contains customary events of default.

The Company has the ability to designate subsidiaries that can borrow under the 2023 Credit Agreement, subject to certain requirements and conditions set forth in the 2023 Credit Agreement.

No borrowings are outstanding under the 2023 Credit Agreement on the date hereof.

The foregoing summary is qualified in its entirety by reference to the 2023 Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 1.02	Termination of a Material Definitive Agreement
In connection with entering into the 2023 Credit Agreement, on March 1, 2023 the Company terminated the Five-Year Revolving Credit Facility Agreement, dated March 5, 2019 (the “2019 Credit Agreement”), among the Company, certain lenders and Citibank, N.A. as Administrative Agent, which provided for a senior unsecured $800,000,000 revolving credit facility. The 2019 Credit Agreement provided for increases of up to $200,000,000 for a maximum aggregate principal amount of $1,000,000,000 at the request of the Company and with the consent of the institutions providing such increased commitments.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth above under Item 1.01 of this report is incorporated by reference to this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
On February 24, 2023, the Board of Directors (the “Board”) of the Company increased the size of the Board from 10 to 11 directors, and appointed Earl R. Ellis as a member of the Board to fill the vacancy, effective March 9, 2023. The Board expects to determine committee assignments for Mr. Ellis at a subsequent meeting.

The Board has determined that Mr. Ellis is independent under the Company’s Corporate Governance Principles, the New York Stock Exchange listing standards and applicable Securities and Exchange Commission (“SEC”) rules and regulations.

Mr. Ellis currently serves as Executive Vice President and Chief Financial Officer at ABM Industries Incorporated. There are no arrangements or understandings between Mr. Ellis and any other person pursuant to which he was elected as a director.

Mr. Ellis is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Ellis will receive compensation consistent with the standard compensatory arrangements for non-employee directors of the Board, as described under the heading “Director Compensation” in the Company's 2022 Proxy Statement filed with the SEC on March 29, 2022. Mr. Ellis’ compensation for the current term will be prorated.

The Company issued a press release on February 27, 2023 announcing the appointment of Mr. Ellis to the Board, which is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

10.1	Five-Year Revolving Credit Facility Agreement, dated as of March 1, 2023 among Xylem Inc. and the Lenders party thereto.
99.1	Press Release issued by Xylem Inc. on February 27, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYLEM INC.

Date: March 1, 2023	By:	/s/ Kelly C. O'Shea
Kelly C. O'Shea
VP, Chief Corporate Counsel & Corporate Secretary